UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2010

CORELOGIC, INC.

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 First American Way, Santa Ana, California	92707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 250-6400

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

On December 29, 2010, CoreLogic, Inc. (the “Company”) filed a Form 8-K (the “Original 8-K”) disclosing entry into a purchase agreement with STG-Fairway Holdings, LLC (the “Purchase Agreement”) pursuant to which the Company sold its (i) employment and investment background screening services, including criminal records research and reporting, employment verifications services, fingerprinting, drug testing and investigative services, (ii) human resources outsourcing services, (iii) tax credit consulting solutions, and (iv) litigation support services (the “Business”). In connection with the entry into the Purchase Agreement, the Company anticipated that it would record an additional impairment charge related to the Business. At the time that the Original 8-K was filed, the Company was unable in good faith to estimate the anticipated impairment charge. Further analysis in connection with the financial impact of the sale of the Business has now provided the Company with the ability to estimate these amounts.

As reported in the press release attached as Exhibit 99.1 to its Current Report on Form 8-K furnished with the Securities and Exchange Commission on February 24, 2011, the Company incurred an incremental impairment charge in the form of the loss on the sale of the Business of $19.0 million. The net loss is comprised of a gross loss of $53.5 million net of a $34.5 million tax benefit. These amounts will be reflected in the Company’s financial results for the period ended December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CORELOGIC, INC.

Date: March 1, 2011	By:	/s / MICHAEL A. RASIC
	Name:	Michael A. Rasic
	Title:	Senior Vice President, Finance and Accounting